EXHIBIT 11

                      INNOVATIVE MEDICAL SERVICES
               COMPUTATION OF EARNINGS PER COMMON SHARE
                      FOR THE THREE MONTHS ENDED
                       OCTOBER 31, 1995 AND 1996



                                                 For the Three Months Ended
                                                         October 31
                                                 --------------------------
                                                   1995             1996
                                                 --------------------------

Shares outstanding                                1,833,851       3,220,851
                                                 ==========      ==========

Weighted average shares outstanding               1,782,009       1,821,792
Stock Options                                        31,250          31,250
Warrants                                          1,187,500       1,187,500
                                                 ----------      ----------
     Total weighted average
      shares outstanding                          3,000,759       3,040,542
                                                 ==========      ==========

Net Income (Loss)                                $   23,928      $  (89,074)
                                                 ==========      ==========

Net Earnings (Loss) per share                    $     0.01      $    (0.03)
                                                 ==========      ==========